UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

On October 7, 2015, Sunesis Pharmaceuticals, Inc. (the “Company”) entered into a separation and consulting agreement (the “Letter Agreement”) with Adam R. Craig, M.D., Ph.D, under which Dr. Craig will relinquish his role as Executive Vice President, Development and Chief Medical Officer of the Company, effective December 31, 2015, and provide consulting services to the Company on the regulatory process with the European Medicines Agency (“EMA”) and other matters until June 30, 2017 or earlier termination. As part of this transition, Dr. Craig will be working approximately three days per week and entitled to receive not less than 60% of his current salary from December 1, 2015 until December 31, 2015. As a consultant to the Company, Dr. Craig will receive a fee of $375 per hour, plus a lump sum consulting fee of $172,400, which is equivalent to a full payout of his annual target bonus, payable within thirty days of the ratification of the Marketing Authorization Application (MAA) for vosaroxin as a treatment for acute myeloid leukemia with the EMA. During the consulting period, the unvested options held by Dr. Craig will not vest but Dr. Craig will be deemed to be in “continuous service” such that Dr. Craig will have three months following the conclusion of his consulting period to exercise any of his vested shares. In exchange for consideration under the Letter Agreement, Dr. Craig signed a release of claims against the Company.

The description of the Letter Agreement contained herein does not purport to be complete and is qualified in their entirety by reference to the complete text of the Letter Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: October 9, 2015	By:	/s/ Eric H. Bjerkholt
Eric H. Bjerkholt
Executive Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary